Exhibit 99.1

Penson Worldwide, Inc. 1700 Pacific Avenue, Suite 1400 Dallas, Texas 75201 www.penson.com
PRESS RELEASE
Penson Worldwide, Inc. Reports Results for Fourth Quarter and Year Ended December 31, 2009
4Q09 GAAP EPS of $0.17, Pro Forma EPS of $0.12
DALLAS, TX, February 11, 2010 — Penson Worldwide, Inc. (NASDAQ: PNSN) today announced results for the fourth quarter and year ended December 31, 2009.
Fourth Quarter 2009 Results
Penson reported net revenues of $74.4 million and net income of $4.3 million, or $0.17 per diluted share. Excluding one time items, net revenues were $69.6 million and net income was $3.0 million, or $0.12 per diluted share. On a sequential quarter basis, pro-forma results primarily reflect $1.1 million less in non-interest revenues, chiefly due to lower volumes industry wide, and $1.6 million less net interest revenues.
The quarter included $4.9 million in “other” revenue from the sale of LCH.Clearnet stock, originally acquired as part of the February 2007 acquisition of the GHCO futures clearing business; $1.0 million in communications and data processing expenses relating to the transition to a new back office system in the UK; and $1.6 million, primarily in “other” expenses, related to the transactions with Broadridge Financial Solutions, Inc. (NYSE: BR) announced November 2, 2009.
2009 Results
Penson reported net revenues of $289.9 million and net income of $16.0 million, or $0.63 per diluted share. In addition to the above mentioned items in the fourth quarter, 2009 included $1.5 million in expenses in the first quarter for consultant work and for severance costs associated with a reduction in staff. Excluding these items, net revenues were $285.0 million and net income was $15.6 million or $0.61 per share.
Comment
“Our focus is on growing our correspondent base in the US and around the world, expanding the products and services we can offer them and their clients, and increasing efficiencies,” said Philip A. Pendergraft, CEO of Penson. “When volumes and interest rates rebound from today’s depressed levels, we’ll be well-positioned to significantly expand margins and profitability.”
“To that end, we have signed new correspondent agreements with fast growing firms such as TradeKing in the US, and Ord-Minnett and D2MX have become the first two correspondents of our new Australian subsidiary.”
For Immediate Release

“The pending acquisition of approximately 100 Ridge correspondent contracts from Broadridge remains on track for closing in the second quarter of 2010. The closing is subject to regulatory approval, which is in line with original expectations. Acquiring the Ridge contracts will make Penson the nation’s No. 2 securities clearing firm, based on a total of approximately 400 correspondents.”
“In addition, we are on schedule with our plans to outsource certain functions to Broadridge, and to begin processing our Canadian business on their BPS platform. Both moves will begin to significantly reduce costs.”
Additional Fourth Quarter 2009 Analysis (on a pro-forma and sequential quarter basis)
•	Clearing and commission fees declined $2.1 million as a reduction in equity volumes was partially offset by increases in options and futures volumes.
•	“Other” revenues increased $1.9 million, reflecting growth in a variety of areas, including the trade aggregation execution services business.
•	Technology revenues declined $0.9 million, primarily due to the third quarter conclusion of a 14-month license agreement.
•	Interest earning average daily balances increased 8%, to a record $5.8 billion, primarily reflecting an increase in customer segregated cash balances and small increases in margin and stock loans.
•	Net interest revenue from customer balances declined $1.6 million due to lower spreads on in-house stock loans and slightly lower spreads on segregated customer funds deposited in FDIC-insured bank accounts.
•	Penson’s average balance in FDIC-insured accounts increased 25%, to $2.5 billion.
•	Net interest revenue from conduit stock lending to other broker-dealers declined less than $0.1 million as a strong increase in spread offset most of the decline in balances.
•	Net interest revenue from customer deposits in third party money market accounts increased to a small profit from a small loss reflecting Penson’s success in renegotiating agreements with certain correspondents in light of the lower yield environment.
•	Interest expense increased $0.6 million, reflecting fees and interest from the expansion of the Company’s bank credit agreement to $100 million from $70 million.
New Business
At December 31, 2009, Penson had 290 revenue-generating correspondents compared to 287 at the end of the September 2009 quarter. Securities clearing operations had 241 correspondents, compared to 244; due to Penson’s emphasis on increasing the quality of the firms it serves, the impact on revenues from this reduction was immaterial. Penson GHCO futures operations served 49 introducing brokerage firms, compared to 43. Not reflected in the December 31, 2009 count is a “pipeline” of 27 new correspondents, similar to the end of the third quarter.
Non-GAAP Financial Measures
From time to time, the Company uses certain non-GAAP measures of financial performance to supplement the unaudited financial statements presented in accordance with GAAP. The Company presents non-GAAP measures when we believe that the additional information is useful and meaningful to investors. Non-GAAP measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP.

We have reported our results of operations both with and without the effect in the first quarter of 2009 for consultant work and for severance costs associated with a reduction in staff; and in the fourth quarter of 2009 of revenue from the sale of LCH.Clearnet stock, communications and data processing expenses relating to the transition to a new back office system in the UK, and expenses related to the transactions with Broadridge Financial Solutions, Inc. We believe that, given the nature of these items, it is useful to state what our results of operations would have been without them so that investors can see underlying trends in our business.
Conference Call
Penson will host a conference call Friday, February 12, 2010, at 10:00 AM Eastern Time (9:00 AM Central Time) to discuss this news release and other related subjects. The call will be accessible live via a webcast on the Penson Investor Relations section of www.penson.com. A webcast replay will be available shortly thereafter.
About Penson Worldwide: www.penson.com
The Penson Worldwide group of companies provides execution, clearing, custody, settlement and technology infrastructure products and services to financial services firms and others servicing the global financial services industry. The Penson Worldwide group of companies includes Penson Financial Services, Inc., Penson Financial Services Canada Inc., Penson Financial Services Ltd., Nexa Technologies, Inc., Penson GHCO, Penson Asia Limited, and Penson Financial Services Australia Pty Ltd, among other companies. Headquartered in Dallas, Texas, Penson has served the clearing needs of the global financial services industry since 1995. Penson Worldwide — Building the Best Clearing and Execution Services Firm in the World.
Penson Financial Services, Inc. is a member of the New York Stock Exchange, NYSE Alternext, Chicago Stock Exchange, FINRA, the Chicago Board Options Exchange (CBOE), OneChicago, the International Securities Exchange (ISE), the NYSE Arca Exchange, the Options Clearing Corp (OCC), the MSRB, NSCC, ICMA, DTC, Euroclear, SIPC and is a participant of the Boston Options Exchange (BOX). Penson Financial Services Canada Inc. is a participating organization with the Toronto Stock Exchange, the Montreal Exchange, the CNQ Exchange and the TSX Venture Exchange, is regulated by the Investment Industry Regulatory Organization of Canada, is a member of the CIPF, CDCC and CDS and subscribes to various Canadian Alternative Trading Systems. Penson Financial Services Ltd. is a member of the London Stock Exchange and is authorized and regulated by the Financial Services Authority. Penson Financial Services Australia Pty, Ltd is a member of the ASX Group, which operates the Australian Stock Exchange and the Sydney Futures Exchange. Penson GHCO is a registered Futures Commission Merchant and clearing member at the Chicago Mercantile Exchange, Chicago Board of Trade, Kansas City Board of Trade, London International Financial Futures Exchange, and ICE Futures.
Forward-Looking Statements
Statements contained in this news release that are not based on current or historical fact are forward-looking in nature. Such forward-looking statements are based on current plans, estimates and expectations. Forward-looking statements are based on known and unknown risks, assumptions, uncertainties and other factors. Actual results, performance, or achievements may differ materially from any future results, performance, or achievements expressed or implied by such forward-looking statements. Penson undertakes no obligation to publicly update or revise any forward-looking statement.
Contacts: Gary Fishman (gary.fishman@anreder.com), Steven Anreder (steven.anreder@anreder.com), or Michael Shallo (michael.shallo@anreder.com), of Anreder & Company, at +1-212-532-3232

PENSON 4Q09 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Income
(In thousands, except per share data)

	Three Months Ended		Year Ended
	December 31,		December 31,
	2009	2008	2009	2008
	(unaudited)		(unaudited)
Revenues
Clearing and commission fees	$34,826	$36,478	$145,045	$150,554
Technology	5,410	6,102	23,793	22,191
Interest, gross	22,246	25,095	100,219	165,757
Other	19,266	13,023	55,103	45,367

Total revenues	81,748	80,698	324,160	383,869
Interest expense from securities operations	7,328	11,638	34,279	90,699

Net revenues	74,420	69,060	289,881	293,170

Expenses
Employee compensation and benefits	27,780	27,218	113,101	113,715
Floor brokerage, exchange and clearance fees	7,666	5,055	32,385	26,118
Communications and data processing	11,572	10,225	45,442	39,266
Occupancy and equipment	7,385	6,762	29,417	28,887
Vendor related asset impairment	247	243	824	827
Correspondent asset loss	—	26,421	—	26,421
Other expenses	8,576	10,222	32,532	37,433
Interest expense on long-term debt	4,303	807	10,344	3,854

	67,529	86,953	264,045	276,521

Income before income taxes	6,891	(17,893)	25,836	16,649
Income tax expense	2,550	(7,092)	9,825	5,993

Net income	$4,341	$(10,801)	$16,011	$10,656

Earnings per share — basic	$0.17	$(0.43)	$0.63	$0.42

Earnings per share — diluted	$0.17	$(0.43)	$0.63	$0.42

Weighted average common shares outstanding — basic	25,491	25,187	25,373	25,217
Weighted average common shares outstanding — diluted	25,651	25,187	25,591	25,416

PENSON 4Q09 RESULTS
Penson Worldwide, Inc.
Condensed Consolidated Statements of Financial Condition
(In thousands)

	December 31,	December 31,
	2009	2008
	(unaudited)
ASSETS
Cash and cash equivalents	$48,643	$38,825
Cash and securities — segregated under federal and other regulations	3,605,651	2,383,948
Receivable from broker-dealers and clearing organizations	225,130	318,278
Receivable from customers, net	1,038,796	687,194
Receivable from correspondents	74,992	135,092
Securities borrowed	1,271,033	964,080
Securities owned, at fair value	223,480	429,531
Deposits with clearing organizations	433,243	327,544
Property and equipment, net	34,895	28,428
Other assets	295,212	226,275

Total assets	$7,251,075	$5,539,195

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities
Payable to broker-dealers and clearing organizations	$336,056	$345,094
Payable to customers	5,038,338	3,575,401
Payable to correspondents	249,659	161,422
Short-term bank loans	113,213	130,846
Notes payable	132,769	75,000
Securities loaned	898,957	842,034
Securities sold, not yet purchased, at fair value	97,308	48,383
Accounts payable, accrued and other liabilities	85,873	96,548

Total liabilities	6,952,173	5,274,728

Stockholders’ Equity
Total stockholders’ equity	298,902	264,467

Total liabilities and stockholders’ equity	$7,251,075	$5,539,195

PENSON 4Q09 RESULTS
Penson Worldwide, Inc.
Supplemental Data

						Year
	Three Months Ended					Ended
	December 31,	March 31,	June 30,	September 30,	December 31,	December 31,
(in thousands)	2008	2009	2009	2009	2009	2009
Interest revenue

Interest on asset based balances	$17,335	$15,766	$20,414	$18,656	$17,998	$72,834
Interest on conduit borrows	6,296	4,891	9,388	6,555	4,234	25,068
Money market	1,464	1,379	1,039	(115)	14	2,317

Total interest revenue	25,095	22,036	30,841	25,096	22,246	100,219

Interest expense

Interest expense on liability based balances	7,129	4,099	3,690	3,366	4,342	15,497
Interest on conduit loans	4,509	3,447	7,114	5,235	2,986	18,782

Total interest expense	11,638	7,546	10,804	8,601	7,328	34,279

Net interest revenue	$13,457	$14,490	$20,037	$16,495	$14,918	$65,940

Average daily balance (1)

Interest earning average daily balance	$4,296,705	$4,450,567	$4,796,250	$5,395,192	$5,833,439	$5,118,862
Interest paying average daily balance	3,744,894	4,063,743	4,350,120	4,760,552	5,244,733	4,604,787
Conduit borrow	773,694	617,165	656,539	697,698	528,583	624,996
Conduit loan	762,266	614,609	655,171	695,567	526,548	622,974

Average interest rate on balances (1)

Interest earning average daily balance	1.61%	1.42%	1.70%	1.38%	1.23%	1.42%
Interest paying average daily balance	0.76%	0.40%	0.34%	0.28%	0.33%	0.34%

Spread	0.85%	1.02%	1.36%	1.10%	0.90%	1.08%
Conduit borrow	3.26%	3.17%	5.72%	3.76%	3.20%	4.01%
Conduit loan	2.37%	2.24%	4.34%	3.01%	2.27%	3.01%

Spread	0.89%	0.93%	1.38%	0.75%	0.93%	1.00%

(1)	Excludes money market revenues and balances. Money market balances are not recorded on the PWI balance sheet.
Fed rate
Average	1.06%	0.25%	0.25%	0.25%	0.25%	0.25%
Ending	0.25%	0.25%	0.25%	0.25%	0.25%	0.25%

PENSON 4Q09 RESULTS
Penson Worldwide, Inc.
Non-GAAP Disclosure
(Unaudited)
(In thousands, except per share data)

	Three
	Months Ended	Year Ended
	December 31,	December 31,
	2009	2009

Net revenues, GAAP basis	$74,420	$289,881
Non-GAAP adjustments, net of tax:
LCH.Clearnet stock gain	(4,846)	(4,846)

Net revenues, as adjusted	$69,574	$285,035

Net income, GAAP basis	$4,341	$16,011
Non-GAAP adjustments, net of tax:
LCH.Clearnet stock gain	(3,053)	(3,005)
Transition to new UK back office system	655	645
Broadridge transaction costs	1,024	1,008
Consultant and serverance costs	—	930

Net income, as adjusted	$2,967	$15,589

Earnings per share — basic, GAAP basis	$0.17	$0.63

Earnings per share — basic, as adjusted	$0.12	$0.61

Earnings per share — diluted, GAAP basis	$0.17	$0.63

Earnings per share — diluted, as adjusted	$0.12	$0.61

Weighted average common shares outstanding — basic	25,491	25,373
Weighted average common shares outstanding — diluted	25,651	25,591